Re: Service about being independent director, Chairman of the Nominating and Compensation Committee, and member of the Audit Committee of China Pharma Holdings, Inc.

December 19, 2013

Dear Mr. Yingwen Zhang,

On behalf of the Board of Directions and the Company, I am pleased to welcome you to join the Board of the China Pharma Holdings, Inc. as an independent director, Chairman of the Nominating and Compensation Committee, and member of the Audit Committee. I look forward to working with you. Your starting date will be the date of the board approves your engagement and your engagement for this term will end on the date of the next annual shareholders meeting.

Your compensation will consist of the following:

1)  A retainer of RMB 40,000 per year, payable quarterly within 5 days of the end of the quarter;

If you agree to the terms and conditions stated above, please sign and date this letter below.

I look forward to working with you and sincerely hope that your service will be enjoyable and rewarding.

Sincerely

Chairman of the Board
China Pharma Holdings, Inc.

Response:
This letter correctly sets forth the understanding of Mr. Yingwen Zhang.

By:  /s/ Yingwen Zhang
 Yingwen Zhang
Date: 12/19/13